 Ex. 99.28(d)(8)(x)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Boston Partners Global Investors, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Boston Partners Global Investors, Inc. (formerly, Robeco Investment Management, Inc.), a Delaware Corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 15th day of September, 2014, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the reorganization of the JNL/Boston Partners Global Long Short Equity Fund into the JNL Multi-Manager Alternative Fund, thereby terminating the Agreement with respect to the JNL/Boston Partners Global Long Short Equity Fund, effective April 26, 2021.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/Boston Partners Global Long Short Equity Fund and its fees, effective April 26, 2021.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 26, 2021:

Section 17. “Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 17. “Notice.,” shall be deleted and replaced, in its entirety, with the following:

17.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

a) To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

b) To the Sub-Adviser:	Boston Partners Global Investors, Inc.
Attention: Jon Davis 350 S. Grand Avenue, Suite 1550 Los Angeles, CA 90071 Email address: jdavis@boston-partners.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective as of April 26, 2021.

Jackson National Asset Management, LLC		Boston Partners Global Investors, Inc.

By:	/s/ Emily J. Bennett	By:	/s/ William G. Butterly, III
Name:	Emily J. Bennett	Name:	William G. Butterly, III
Title:	AVP and Associate General Counsel	Title:	General Counsel

Schedule A

Dated April 26, 2021

Funds
JNL Multi-Manager Alternative Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL Multi-Manager Alternative Fund
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by Boston Partners Global Investors, Inc.

B-1